For Immediate Release

Contact:             Willing L. Biddle, President & COO or
John T. Hayes, SVP & CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc.  Reports
Operating Results For Third Quarter And First nine months of Fiscal 2009

GREENWICH, CONNECTICUT, September 9, 2009 - Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today announced its third quarter and nine months financial results for the period ended July 31, 2009.

Diluted funds from operations (“FFO”) for the quarter ended July 31, 2009 amounted to $7,442,000 or $0.27 per Common share and $0.30 per Class A Common share compared to $7,964,000 or $0.29 per Common share and $0.32 per Class A Common share in the third quarter of fiscal 2008.  For the first nine months of fiscal 2009, diluted FFO amounted to $23,150,000 or $0.85 per Common share and $0.94 per Class A Common share compared to $23,550,000 or $0.85 per Common share and $0.94 per Class A Common share in the same period of fiscal 2008.

Net income applicable to Common and Class A Common stockholders for the quarter was $3,779,000 or $0.14 per diluted Common share and $0.15 per diluted Class A Common share compared to $4,318,000, or $0.16 per diluted Common share and $0.17 per diluted Class A Common share in last year’s third quarter.  Net income applicable to Common and Class A Common stockholders for the first nine months of fiscal 2009 was $11,492,000 or $0.42 per diluted Common share and $0.47 per diluted Class A Common share compared to $12,925,000 or $0.47 per diluted Common share and $0.51 per diluted Class A Common share, for the same period last year.

FFO and net income for the nine months period ended July 31, 2009 included income from sale of marketable securities in the amount of $381,000.

FFO and net income applicable to Common and Class A Common stockholders for the nine month period ended July 31, 2008 included a charge of $660,000 applicable to the excess of the redemption price of the Company’s 8.99% Series B Senior Cumulative Preferred Stock paid over the carrying amount of the issue upon the redemption of the preferred shares in March 2008.

At July 31, 2009 the percentage of the core properties’ gross leasable area that was leased amounted to 90.4%, a decrease of 0.3% from the quarter ended April 30, 2009 and a decrease of 3.7% from the fiscal year ending October 31, 2008.  The decrease in the percentage of space leased in the company’s portfolio was mainly the result  of several vacancies, most notably caused by the bankruptcy of two Linens and Things spaces (approximately 63,000 sf), and Fortunoff (8,000 sf), and the vacancy of a Borders Books (35,000 sf).  The vacancies at these and other properties have resulted in a reduction in both base rent, tenant recovery revenue and net operating income for these properties for the three and nine months ended July 31, 2009 when compared with the same periods of the prior year.  Property acquisitions in fiscal 2008 increased rental revenues by $1.6 million in the nine months ended July 31, 2009 and $176,000 in the three months ended July 31, 2009 when compared with the same periods in fiscal 2008.

Commenting on the quarter’s operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said, “We were pleased that the erosion of occupancy levels due largely to the bankruptcies of certain retailers in our core properties stabilized in both the second and the third quarters of 2009.  We remain cautiously optimistic about the level of interest expressed by retailers in our portfolio and are working hard to fill our vacancies.  The severity of the economic crisis has reinforced our investment strategy of maintaining low leverage and investing primarily in grocery anchored centers.  During the first nine months of fiscal 2009 we leased or renewed approximately 466,000 square feet of space at average base rent increases of 1.9%.  Although the shopping center industry is grappling with an extreme curtailment of credit and a drastic reduction in consumer spending, our Company’s conservative approach to financing provides us with a strong balance sheet and ample liquidity to meet our short and long term financing needs and to capitalize on buying opportunities when they arise.  During the third quarter, one of the companies wholly owned subsidiaries, completed the refinancing of the mortgage at our Goodwives shopping center in Darien, CT.  The mortgage balance was increased from $12.1 million to $18.9 million.  The mortgage has a ten year term and  a fixed rate of interest of 6.55% with payments of principal and interest based on a 25 year amortization schedule. A portion of the proceeds in the amount of $17.1 million was used to repay our existing unsecured line of credit.  Also during the third quarter we completed another mortgage financing in the amount of $17.8 million on our Arcadian Shipping Center, which was previously unencumbered.  The mortgage has a ten year term and fixed rate of interest of 6.66% with payments of principal and interest based on a 25 year amortization schedule. We have no unfunded development projects and the remaining $3.5 million property level mortgage coming due this year can be refinanced or re-paid with available cash or draws from our existing revolving lines of credit.   The Company has $72 million available on its unsecured and secured lines of credit with The Bank of New York Mellon and Wells Fargo Bank N.A. which do not expire until 2011 and $22 million in cash on hand.  We anticipate using this liquidity to purchase properties in accordance with our strategic plan.  Of the Company’s 43 properties, currently 32 are free and clear with no mortgage debt.  In July we acquired an additional 15% equity interest in one of our two consolidated joint ventures, and increased our ownership percentage to 75% from 60%.  In addition, after the end of our third quarter we acquired three free standing retail bank branches in Westchester County, New York for $600,000. ”

UBP is a self-administered equity real estate trust providing investors with a means of participating in ownership of income-producing properties with investment liquidity. UBP owns or has interests in forty-three (43) properties containing 3.9 million square feet of space.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The Company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the Company’s operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The Company has adopted the definition suggested by the National Association of Real Estate Investment Trusts (“NAREIT”).  The Company defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the Company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.
(Table Follows)

Urstadt Biddle Properties inc. (NYSE: UBA and UBP)
Nine Months and Three Months Ended July 31, 2009 and 2008
 (In thousands, except per share data)
(UNAUDITED)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2009	2008	2009	2008
Revenues
Base rents	$46,055	$45,527	$15,081	$15,589
Recoveries from tenants	16,339	14,173	5,153	4,481
Lease termination income	77	58	37	-
Mortgage interest and other	572	472	214	165
Total Revenues	63,043	60,230	20,485	20,235

Operating Expenses
Property operating	10,524	9,330	3,015	2,779
Property taxes	9,899	8,707	3,313	3,035
Depreciation and amortization	11,704	10,684	3,678	3,668
General and administrative	4,915	4,375	1,622	1,491
Directors' fees and expenses	229	191	63	53
Total Operating Expenses	37,271	33,287	11,691	11,026

Operating Income	25,772	26,943	8,794	9,209

Non-Operating Income (Expense):
Interest expense	(4,754)	(5,162)	(1,651)	(1,695)
Gain on sale of marketable securities	381	-	-	-
Interest, dividends and other investment income	256	276	23	87
Minority interests	(343)	(27)	(114)	(9)

Net Income	21,312	22,030	7,052	7,592
Preferred stock dividends	(9,820)	(8,445)	(3,273)	(3,274)
Redemption of Preferred Stock	-	(660)	-	-

Net Income Applicable to Common and Class A Common Stockholders	$11,492	$12,925	$3,779	$4,318

Diluted Earnings per share:
Common	$0.42	$0.47	$0.14	$0.16
Class A Common	$0.47	$0.51	$0.15	$0.17

Weighted Average Number of Shares Outstanding:
Common and Common Equivalent	7,338	7,338	7,428	7,420
Class A Common and Class A Common Equivalent	18,007	18,475	18,031	18,331

Urstadt Biddle Properties inc. (NYSE: UBA and UBP)
Nine Months and Three Months Ended July 31, 2009 and 2008
 (In thousands, except per share data)

Reconciliation of Net Income Available to Common Stockholders
to Funds from Operations (amounts in thousands, except per share data)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2009	2008	2009	2008

Net Income Applicable to Common and Class A Common Stockholders	$11,492	$12,925	$3,779	$4,318

Plus: Real property depreciation	8,608	8,222	2,871	2,858
Amortization of tenant improvements and allowances	2,504	2,008	648	682
Amortization of deferred leasing costs	546	395	144	106

Funds from Operations (Diluted)	$23,150	$23,550	$7,442	$7,964

Per Share:
Funds from Operations (Diluted):
Common	$0.85	$0.85	$0.27	$0.29
Class A Common	$0.94	$0.94	$0.30	$0.32

Balance Sheet Highlights
(in thousands)
	July 31,	October 31,
	2009	2008
	(Unaudited)
Assets
Real Estate investments before accumulated depreciation	$565,172	$568,272

Total Assets	$522,097	$506,117

Liabilities
Revolving credit lines and mortgage notes payable	$130,359	$110,054

Total liabilities	$143,038	$120,247

Redeemable Preferred Stock	$96,203	$96,203

Minority Interest	$7,259	$9,370

Total Stockholders’ Equity	$275,597	$280,297